BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS September 30, 2021 and 2020 BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES Davie, Florida CONSOLIDATED FINANCIAL STATEMENTS September 30, 2021 and 2020 CONTENTS REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ........................................ 1 CONSOLIDATED FINANCIAL STATEMENTS CONSOLIDATED BALANCE SHEETS .............................................................................................. 3 CONSOLIDATED STATEMENTS OF INCOME ................................................................................ 5 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME ................................................ 6 CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY .......................... 7 CONSOLIDATED STATEMENTS OF CASH FLOWS ....................................................................... 8 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS .............................................................. 10 Crowe LLP Independent Member Crowe Global (Continued) 1. REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Stockholders and the Board of Directors of Bankers Healthcare Group, LLC and Subsidiaries Davie, Florida Opinion on the Financial Statements We have audited the accompanying consolidated balance sheets of Bankers Healthcare Group, LLC and Subsidiaries (the "Company") as of September 30, 2021 and 2020, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the two years in the period ended September 30, 2021, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2021, in conformity with accounting principles generally accepted in the United States of America. Basis for Opinion These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are required to be independent with respect to the Company in accordance with the relevant ethical requirements relating to our audits. We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion. Critical Audit Matters The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate. 2. Transfers of Loan Receivables The Company enters into arrangements to transfer loan receivables. In accordance with Accounting Standards Codification (“ASC”) Transfers and Servicing (Topic 860), as described in Note 1 to the consolidated financial statements, transfers of loan receivables meeting the criteria for a sale are derecognized from the balance sheet and a net gain or loss on the sale is recognized in Loan Sales Revenue. We have identified the determination of whether the transfer should be accounted for as a sale as a critical audit matter as it involves a high degree of subjectivity. This subjectivity stems from management’s assessment of whether the transferred assets have been isolated from the transferor and the effective control over the transferred assets has been relinquished. The primary procedures performed to address this critical audit matter included: Evaluating the Company’s written accounting analysis assessing the criteria for a sale in accordance with ASC 860. Evaluating a true sale legal opinion from the Company’s outside legal counsel. For a selection of loan receivable transfers, substantively testing the Company’s determination of sales treatment by evaluating the executed master reserve agreement and individual purchase agreement. Recourse liability – Qualitative Factor The recourse liability is a significant estimate that is a subjective determination of probable and incurred expenses in relation to the loan portfolio previously sold to third-party investors. Refer to Note 1 and Note 6 for the Company’s accounting policy and disclosures related to the recourse liability. The Company’s recourse liability represents the probable and incurred expenses from the Company’s optional purchase of defaulted loans, coverage of prepayment shortfall, and expenses incurred from investors claiming restricted assets. The calculation of historical expense experience is based on actual historical expenses incurred by the Company and the calculated historical expense experience is augmented by a qualitative factor to arrive at the balance reflected in the consolidated financial statements. We have identified the determination of the qualitative factor as a critical audit matter. The determination of the qualitative factor involves significant professional judgment and the use of subjective measurements by management, including internal credit quality data and external economic data. Auditing management’s judgments in their determination of this qualitative factor requires a high degree of auditor effort and judgment. The primary procedures performed to address this critical audit matter included: Evaluating the significant judgments and assumptions used by management in the determination of the recourse liability qualitative factor. Analytically evaluating the qualitative factor year-over-year for reasonableness. Evaluating the relevance and reliability of the internal and external data used to develop the qualitative factor. Evaluating the overall reasonableness of the recourse liability. Crowe LLP We have served as the Company's auditor since 2013. Livingston, New Jersey January 24, 2022

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
September 30, 2021 and 2020
(dollars in thousands)

	2021	2020
ASSETS		
Cash and cash equivalents, including restricted cash of $168,322 and $119,229 at September 30, 2021 and 2020 (1)	$ 466,619	$ 279,562
Loans, net of allowance for loan losses of $20,489 and $13,323 at September 30, 2021 and 2020 (1)	800,011	383,562
Loans pledged, net of allowance for loan losses of $21,371 and $6,123 at September 30, 2021 and 2020	810,678	155,535
Loans held for sale, at lower of cost or fair value	164,719	182,493
Loans held for sale pledged, at lower of cost or fair value	-	28,928
Paycheck Protection Program loans	51,682	145,561
Premises and equipment, net	73,050	40,250
Accounts receivable (1)	20,912	8,165
Prepaid expenses	11,136	6,593
Equity investments	23,394	2,536
Intangible asset	2,250	2,250
Other assets (1)	15,295	11,882
Total assets	$ 2,439,746	$ 1,247,317
LIABILITIES AND STOCKHOLDERS' EQUITY		
Liabilities		
Recourse liability	$ 231,435	$ 256,268
Borrower reimbursable fee (1)	96,071	67,506
Secured borrowings, net of unamortized debt issuance costs (1)	1,458,192	621,779
Notes payable, net of unamortized debt issuance costs	275,476	21,308
Accrued stockholders' distribution	6,102	5,871
Accrued compensation and other benefits	12,249	9,410
Accounts payable (1)	10,375	5,792
Lease liabilities	5,408	6,451
Accrued expenses and other liabilities (1)	11,899	9,863
Total liabilities	2,107,207	1,004,248
Stockholders' equity		
Common stock – $0.0005 par value, 1,000,000 shares authorized and issued, 750,000 shares outstanding	1	1
Retained earnings	332,824	244,700
Treasury stock – 250,000, at cost, shares at $0.68	(170)	(170)
Accumulated other comprehensive loss	(116)	(1,462)
Total stockholders' equity	332,539	243,069
Total liabilities and stockholders' equity	$ 2,439,746	$ 1,247,317

(1) Includes amounts in consolidated variable interest entities (VIEs) presented separately in the table below.

See accompanying notes to consolidated financial statements.

3.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
September 30, 2021 and 2020
(dollars in thousands)

The following table presents the assets and liabilities of consolidated VIEs, which are included in the Consolidated Balance Sheets above. The assets and liabilities in the table below exclude intercompany balances that eliminate in consolidation.

	2021	2020
Assets of consolidated VIEs, included in total assets above		
Cash and cash equivalents	$ 32,020	$ 10,192
Loans, net of allowance for loan losses	29,280	39,455
Accounts receivable	207	288
Other assets	331	818
Total assets of consolidated variable interest entities	$ 61,838	$ 50,753
Liabilities of consolidated VIEs, included in total liabilities above		
Borrower reimbursable fee	$ -	$ 439
Secured borrowings, net of debt issuance costs	821,764	176,172
Accounts payable	4	-
Accrued expenses and other liabilities	392	188
Total liabilities of consolidated variable interest entities	$ 822,160	$ 176,799

See accompanying notes to consolidated financial statements.

4.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years ended September 30, 2021 and 2020
(dollars in thousands)

	2021	2020
Interest income	$ 164,330	$ 83,943
Interest expense:		
Secured borrowings	30,172	19,768
Notes payable and other	2,504	1,337
Total interest expense	32,676	21,105
Net interest income	131,654	62,838
Provision for loan losses	39,196	27,673
Net interest income after provision for loan losses	92,458	35,165
Non-interest income:		
Loan sales, net	393,857	225,278
Loan origination fees	89,197	79,546
Reimbursable servicing fee income	3,058	2,663
Other income	17,009	14,549
Total non-interest income	503,121	322,036
Total income net of interest expense and provision for loan losses	595,579	357,201
Non-interest expense:		
Salaries and employee benefits	169,786	106,072
Advertising expense	108,424	43,697
Amortization expense	1,491	2,362
Portfolio expense	15,213	10,242
Occupancy expense	4,245	3,608
Depreciation expense	3,992	2,679
Professional services	30,159	16,356
Equipment and technology expense	15,042	9,357
Other expense	12,672	14,826
Total non-interest expense	361,024	209,199
Net income	$ 234,555	$ 148,002

See accompanying notes to consolidated financial statements.

5.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years ended September 30, 2021 and 2020
(dollars in thousands)

	2021	2020
Net income	$ 234,555	$ 148,002
Other comprehensive income (loss)		
Unrealized gains (losses) on cash flow hedge:		
Unrealized holding gain (loss) arising during the period	1,333	(1,451)
Unrealized gains on interest-only strip:		
Unrealized holding gain arising during the period	13	10
Total other comprehensive income (loss)	1,346	(1,441)
Comprehensive income	$ 235,901	$ 146,561

See accompanying notes to consolidated financial statements.

6.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years ended September 30, 2021 and 2020
(dollars in thousands)

	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance at October 1, 2019	$ 1	$ 196,031	$ (21)	$ (170)	$ 195,841
Net income	-	148,002	-	-	148,002
Stockholder distributions	-	(99,333)	-	-	(99,333)
Other comprehensive loss	-	-	(1,441)	-	(1,441)
Balance at September 30, 2020	1	244,700	(1,462)	(170)	243,069
Net income	-	234,555	-	-	234,555
Stockholder distributions	-	(146,431)	-	-	(146,431)
Other comprehensive income	-	-	1,346	-	1,346
Balance at September 30, 2021	$ 1	$ 332,824	$ (116)	$ (170)	$ 332,539

See accompanying notes to consolidated financial statements.

7.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended September 30, 2021 and 2020
(dollars in thousands)

	2021	2020
Cash flows from operating activities		
Net income	$ 234,555	$ 148,002
Adjustments to reconcile net income to net cash provided by (used for) operating activities		
Depreciation expense	3,992	2,679
Amortization expense	1,491	2,362
Provision for loan losses	39,196	27,673
Origination of loans held for sale	(1,982,900)	(1,200,833)
Purchase of loans held for sale	(716,067)	(438,150)
Payments and proceeds from sale of loans held for sale	1,858,933	1,825,666
Gains on loan sales	(393,857)	(225,278)
Gain on equity investment	(2,216)	-
(Gain) loss on disposal of premises and equipment	(13)	2,199
Change in lower of cost or fair value adjustment for loans held for sale	(153)	153
Repayments of operating lease liabilities	(868)	(1,186)
Change in debt issuance costs	(9,816)	836
Changes in assets and liabilities		
Accounts receivable	(12,747)	267
Prepaid expenses	(4,543)	(2,929)
Other assets	(1,932)	1,305
Recourse liability	(173,235)	(128,854)
Accrued compensation and other benefits	2,839	(6,799)
Accounts payable	4,583	3,244
Accrued expenses and other liabilities	3,369	(3,707)
Net cash provided by (used for) operating activities	(1,149,389)	6,650

	2021	2020
Cash flows from investing activities		
Additions to premises and equipment	(36,792)	(32,977)
Net change in loans	405,174	(132,734)
Proceeds from sale of premises and equipment	13	-
Proceeds from sale of loans held for sale previously classified as loans held for investment	7,065	55,887
Purchase of equity investments	(18,642)	-
Net cash provided by (used for) investing activities	356,818	(109,824)
Cash flows from financing activities		
Proceeds from notes payable	350,390	121,555
Payments on notes payable	(96,251)	(135,264)
Proceeds from secured borrowings	1,536,663	698,094
Payments on secured borrowings	(693,122)	(331,675)
Repayments on finance lease liabilities	(417)	(382)
Increase in borrower reimbursable fee	28,565	17,821
Stockholders' distributions	(146,200)	(101,362)
Net cash provided by financing activities	979,628	268,787
Net increase in cash and cash equivalents	187,057	165,613
Cash and cash equivalents, beginning	279,562	113,949
Cash and cash equivalents, ending	$ 466,619	$ 279,562

See accompanying notes to consolidated financial statements.

8.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended September 30, 2021 and 2020
(dollars in thousands)

	2021	2020
Supplemental cash flow disclosures		
Cash paid during the year		
Interest	$ 10,388	$ 4,441
Additions to purchased credit-impaired loans	17,858	3,073
Non-cash transaction		
Transfer from loans held for investment to loans held for sale	7,695	113,084
Transfer from loans held for sale to loans held for investment	1,429,778	386,424
Lease liabilities arising from obtaining right-of-use asset	242	5,188
Accrued stockholders' distributions	6,102	5,871

See accompanying notes to consolidated financial statements.

9.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2021 and 2020

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: Bankers Healthcare Group, LLC ("the Company") is engaged in the origination of commercial and consumer loans to healthcare providers and other professionals throughout the United States. The loans originated by the Company are either unencumbered, financed by secured borrowings, or sold with limited or non-recourse to independent financial institutions and investors. The Company also has a loan originating division to better serve its customer base.

Effective January 2015, 100% of the issued and outstanding shares of capital stock of Bankers Healthcare Group, Inc. were transferred to BHG Founders, Inc. ("BHG Founders'), a Florida corporation, in exchange for 100% of the issued and outstanding shares of capital stock of BHG Founders. Subsequently, also effective January 2015, the Company was converted from a Florida corporation to Bankers Healthcare Group, LLC.

The Company is owned by three stockholders as of September 30, 2021 and 2020. BHG Founders owns 51%, Pinnacle Financial Partners, Inc. owns 8.55% and Pinnacle National Bank, a subsidiary of Pinnacle Financial Partners, Inc. owns 40.45%.

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Principles of consolidation: The Company consolidates entities in which it has a controlling financial interest based on either through the variable interest entity ("VIE") or voting interest model. The Company is required to first apply the VIE model to determine whether it holds a variable interest in an entity, and if so, whether the entity is a VIE and, whether the Company is the primary beneficiary of the entity and therefore has a controlling financial interest.

An entity is considered to be a VIE if any of the following conditions exist: (a) the total equity investment at risk is not sufficient to finance the entity's activities without additional subordinated financial support, (b) the holders of the equity investment at risk lack the ability to make decisions that have a significant effect on the success of the entity or the obligation and rights to absorb the entity's expected losses or residual returns, or (c) substantially all of the entity's activities are on behalf of an investor with disproportionately few voting rights as compared to their obligation to absorb losses or right to receive returns from the entity.

If the Company determines that the entity is not a VIE, it then applies the voting interest model. Under the voting interest model, the Company has a controlling financial interest when it holds a majority voting interest in an entity (see Note 9).

Subsidiaries: Fund-Ex, LLC ("Fund-Ex"), a wholly owned subsidiary of the Company, originated commercial loans to healthcare providers and other professionals throughout the United States. The loans originated by Fund-Ex are financed by secured borrowings to independent financial institutions and investors.

BHG Patient Lending, LLC ("Patient Lending"), a wholly owned subsidiary of the Company, facilitates relationships between Lenders and Healthcare Providers. The intent of these relationships is to provide financing to patients for procedures. Patient Lending also acts as the servicer of the financing between independent financial institutions and the patient.

Fund-Ex Solutions Group, LLC ("FSG"), a wholly owned subsidiary of the Company, operates as an approved Small Business Lending Company (SBLC). FSG funds commercial loans to businesses in accordance with the Small Business Administration requirements.

10.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2021 and 2020 11. NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Subsidiaries (Continued): 300 Spencer Street, LLC (“300 Spencer”), a wholly owned subsidiary of the Company, is a real estate entity that owns the land on which a future office space will be constructed. BHG Funding 01, LLC (“BHG Funding”), a wholly owned subsidiary of the Company, engages in the financing of certain receivables. The Company uses BHG Funding for its financing activities, in which the Company transferred certain loans into BHG Funding such that the transferred assets can only be used to settle the obligations of BHG Funding. The Company also serves as the servicer of BHG Funding. Effective October 2019, the wholly owned subsidiaries BHG CB RC1, LLC (“RC1”) and BHG CB TL1, LLC (“TL1”), were created for the purpose of financing certain receivables. Subsequently, effective April 2020, the wholly owned subsidiary BHG CB RC2, LLC (“RC2”) was created for the same purpose. The Company also serves as the servicer of these entities. Effective March 2020, the wholly owned subsidiary 3700 Lakeside Drive, LLC (“3700 Lakeside”) was created. 3700 Lakeside, a real estate entity, purchased a commercial building which is expected to be the future site of the Company’s corporate headquarters. Effective July 2020, the wholly owned subsidiaries BHG Securitization Funding LLC (“BHG Securitization Funding”), Bankers Healthcare Group Securitization Trust 2020-A (“BHG Securitization Trust”) and Bankers Healthcare Group Grantor Trust 2020-A (“BHG Grantor Trust”), were created for the purpose of facilitating financing activities related to the BHG Securitization Trust transaction. Subsequently, effective May 2021 and September 2021, the wholly owned subsidiaries BHG Securitization Trust 2021-A (“BHG Securitization Trust”), BHG Grantor Trust 2021-A (“BHG Grantor Trust”), BHG Securitization Trust 2021-B (“BHG Securitization Trust”) and BHG Grantor Trust 2021-B (“BHG Grantor Trust”) were created for the same purpose. Collectively these entities are referred to as the “ABS Entities.” In these transactions the Company transferred certain loans into BHG Securitization Funding, which then transferred the loans to BHG Securitization Trust in exchange for notes indirectly backed by the respective notes by way of an equity interest in BHG Grantor Trust. The loans were then transferred to and held by BHG Grantor Trust. Funds from BHG Securitization Funding’s sale of the asset backed notes sold, were used to settle the obligations of BHG Funding, a separate wholly owned subsidiary of the Company that the Company previously created. Additionally, the Company serves as the servicer of the transferred loans for BHG Grantor Trust. Effective November 2020, the wholly owned subsidiary Risk Management Solutions Group, LLC (“RMSG”) was created. RMSG is a consulting company that provides regulatory and financial risk management services to financial institutions. Effective March 2021, the wholly owned subsidiary Stratosphere Holdings, LLC (“Stratosphere Holdings”) was created. Stratosphere Holdings purchased an aircraft and holds the note payable related to the purchase. Effective June 2021, the wholly owned subsidiary BHG MCB Financing, LLC was created for the purpose of financing certain receivables. BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2021 and 2020 12. NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Risks and uncertainties: The COVID-19 pandemic has created extensive disruptions to the global and U.S. economies and to the lives of individuals throughout the world. Governments, businesses, and the public have taken unprecedented actions to contain the spread of COVID-19 and to mitigate its effects, including quarantines, travel bans, shelter-in-place orders, closures and phased re-opening of businesses and schools, fiscal and monetary stimulus, and legislation designed to deliver financial aid and other relief. While the scope, duration, and full effects of COVID-19 are rapidly evolving and not fully known, the pandemic and the efforts to contain it have disrupted global economic activity, adversely affected the functioning of financial markets, impacted market interest rates, increased economic and market uncertainty, and disrupted trade and supply chains. Many of the Company’s borrowers are medical or dental practices that were particularly impacted by stay- at-home orders that effectively caused those practices’ revenues to decline materially as a result of elective procedures being prohibited, cancelled or delayed or individuals’ decisions to postpone non-emergency procedures, even as restrictions on elective procedures are relaxed. Though these borrowers' businesses have improved, the possibility of increased levels of cases and renewed government mandated closures and restrictions could again negatively impact these borrowers' businesses. The ultimate financial impact is unknown at this time. However, if these actions are sustained, it may adversely impact several industries within our geographic footprint and impair the ability of the Company’s customers to fulfill their contractual obligations to the Company. This could cause the Company to experience a material, adverse effect on our business operations, asset valuations, financial condition, and results of operations. Material adverse impacts may include, but are not limited to, the valuation impairments of the Company’s investments, loans, or recourse liability. Subsequent Events: The Company has evaluated subsequent events for recognition and disclosure through January 24, 2022, which is the date the consolidated financial statements were available to be issued. Use of Estimates: To prepare financial statements in conformity with U.S. generally accepted accounting principles management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the consolidated financial statements and the disclosures provided, and actual results could differ. Cash and Cash Equivalents: Cash and cash equivalents include unrestricted deposits with financial institutions in checking and money market accounts. The Company considers all highly liquid investments with original maturity dates of three months or less to be cash equivalents. All cash accounts are held in financially insured institutions, which may at times exceed federally insured limits. The Company has not experienced losses in such accounts. Management believes the Company’s exposure to credit risk is minimal for these accounts. Restricted Cash: The Company has established mandatory reserve accounts with certain of its investors in in compliance with contractual requirements in the loan sale agreements, securitizations and financing transactions. Restricted cash in these accounts was $168.3 million and $119.2 million, as of September 30, 2021 and 2020, respectively. Restricted cash reserve accounts range from 2.0% to 11.0% of the present value of the contracts for loan sale transactions. BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2021 and 2020 13. NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Concentration of Credit Risk: The Company maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents. The majority of the Company’s loans are with businesses and medical professionals in the healthcare industry. Significant changes in healthcare laws, or other general changes in the industry could impact the collectability of these loans. Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. The majority of the Company’s loan transfers to investors meet the criteria for sale accounting treatment. The Company does not service the loans, however some of the transfer agreements do specify the Company’s involvement in the collection efforts on delinquent loans. Pursuant to the transfer agreement, the Company defers receipt of approximately 3.0% of the total purchase price. The Agreement acknowledges that these restricted balances are the property of, and belong exclusively to, the Company. The agreements authorize the investor to use the funds held within the accounts in certain circumstances upon a borrower's default. As a result, upon a transfer meeting the criteria for sale treatment, the Company will recognize a gain or loss at the time the loan is transferred and recognize an estimated recourse liability, which is initially recognized at fair value. Loan sales revenue includes the gain on sales of loans and the net adjustments to the recourse liability. Certain other loan sales are sold at principal value. The transfer agreements for these loan sales also include interest sharing provisions and loss sharing provisions between both parties. As a result of these additional clauses, sale criteria have not been determined to be met. Accordingly, these loans are carried at principal value net of allowance for loans losses and net of deferred loan fees on the balance sheet with an offsetting liability classified as a secured borrowing. Loans: The Company originates commercial and consumer loans to healthcare professionals and other professionals nationwide. Commercial loans are typically secured by liens and security interests on and in the borrower’s business assets. In granting this type of loan, the Company primarily looks to the borrower’s cash flow as the source of repayment with collateral. Payments on commercial loans are often dependent upon the successful operation of the underlying business involved. Repayment of such loans may therefore be negatively impacted by adverse changes in economic conditions, management’s inability to effectively manage the business, claims of others against the borrower’s assets which may take priority over the Company’s claims against assets, death or disability of the borrower or loss of market for the borrower’s products or services. Consumer loans are unsecured. The Company partners with certain lenders, including a related party lender (refer to Note 10), to facilitate both commercial and consumer loan originations in certain geographic locations. The Company acts as the marketing firm and refers the loan to a partner bank for funding. Once the loan is funded, the Company has the option to purchase the loan. The purchase price is the cost basis of the loan, equal to the principal net of any financed fees, plus a fee to the partner bank. Loans are offered by the partner banks to the Company on a weekly basis. The Company has the option, but not the obligation, to purchase these loans from the third party. If the Company does not elect to purchase, it is entitled to the origination fees on the loan. BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2021 and 2020 14. NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Loans (Continued): Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. In accordance with the level yield method loan origination fees, net of certain direct origination costs, are deferred and recognized in loan origination fees using the level-yield method. The Company considers loans to be nonperforming at the time the loan is 30 days delinquent. Recognition of interest income on loans is discontinued at the time the loan is 30 days delinquent unless the loan is well-secured and in process of collection. All loans are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security ("CARES") Act was signed into law. It contains substantial tax and spending provisions intended to address the impact of the COVID-19 pandemic. The CARES Act includes the Paycheck Protection Program ("PPP"), a program designed to aid small and medium-sized businesses, sole proprietors and other self-employed persons through federally guaranteed loans distributed through banks and other Small Business Administration (SBA) approved lenders. These loans are intended to guarantee eight to 24 weeks of payroll and other costs to provide support to participating businesses and increase the ability of these businesses to retain workers. As of September 30, 2021, FSG, who originates all SBA loans, had obtained approvals for approximately 2,200 PPP loans totaling approximately $219 million in funded loans. These loans are fully guaranteed by the SBA, carry a term of two or five years, dependent on the date originated, earn interest at 1.0% annualized interest rate, are fully guaranteed by the SBA, and are partially or totally forgivable if administered by the borrower according to guidance provided by the SBA. The Company believes the majority of these loans have the potential to be forgiven by the SBA if administered in accordance with the terms of the program. PPP loans are classified as loans held for investment as the Company has the intent and ability to hold these loans for a foreseeable future or to maturity or payoff. No allowances were recorded for the loans originated under the PPP as the loans are fully guaranteed by the SBA. These loans resulted in net fee income of $9.7 million to be recognized over the life of the loans, which is between two and five years. Forgiveness of these loans by the SBA began late in the Company’s fiscal fourth quarter of 2020. As of September 30, 2021, 1,600 applications from borrowers had been submitted to the SBA for forgiveness and approved. During the years ended September 30, 2021 and 2020, the Company recognized $5.6 million and $2.2 million of net deferred SBA PPP fees, included in loan origination fees on the consolidated statement of income. Purchased Credit Impaired Loans: As part of the substitution clauses within its loan sale agreements, the Company may purchase individual loans and groups of loans, the majority of which have shown evidence of credit deterioration since origination. Loans where some payments are reasonably expected to be collected are treated as purchased credit impaired loans. These purchased credit impaired loans are recorded at the present value of expected future cash flows, such that there is no carryover of the seller’s allowance for loan losses. After acquisition, credit losses are recognized by an increase in the allowance for loan losses. Such purchased credit impaired loans are accounted for individually. The excess of the loan’s contractual principal and interest over expected cash flows is not recorded (nonaccretable difference). Over the life of the loan, expected cash flows continue to be estimated. If the present value of expected cash flows is less than the carrying amount, a loss is recorded. If the present value of expected cash flows is greater than the carrying amount, it is recognized as part of future interest income.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2021 and 2020 15. NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired. Repayment of these loans is often dependent on the borrower’s continuing financial stability. Factors considered by management in determining impairment include payment status and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Troubled debt restructurings (“TDRs”) are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses. The general component covers non-impaired loans and is based on historical loss experience adjusted for a qualitative factor. The historical loss experience is based on the actual loss history experienced by the Company over the most recent three years. This actual loss experience is supplemented with a qualitative factor based on the risks present. The qualitative factor includes considerations of the following: levels of and trends in delinquencies and impaired loans (including TDRs); levels of and trends in charge-offs and recoveries; national and local economic trends and conditions, and the COVID-19 pandemic. Loans Held for Sale: At origination or purchase, all loans are intended for sale in the secondary market and are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to the consolidated statement of income. Loans held for sale are sold with servicing rights released. On a monthly basis, management evaluates the loans transferred to investors that do not meet the requirements of sale treatment and reclassifies these loans to loans held for investment. Loans transferred from held for sale to held for investment are transferred at their carrying amount. During the years ended September 30, 2021 and 2020, loans held for sale of $1.4 billion and $386.4 million, respectively, were transferred to loans held for investment. On a monthly basis, management evaluates their intent and reclassifies to held for sale, if their intent has changed. Loans transferred back from held for investment to held for sale are transferred at amortized cost of the loan, if amortized cost of the loan is lower than fair value, the difference is recorded in a valuation allowance. During the years ended September 30, 2021 and 2020, loans held for investment of $7.7 million and $113.1 million, respectively, were transferred to held for sale. BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2021 and 2020 16. NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Lending Risk The principal business of the Company is lending in commercial and consumer loans around the country. A substantial portion of the Company’s loans are unsecured. Accordingly, the ultimate collectability of the loan portfolio is susceptible to changes in market and economic conditions. Commercial Loans Generally, these loans are secured by liens and security interests on and in the borrower’s business assets. A weakened economy, and resultant decreased consumer and/or business spending, will have an effect on the credit quality in this loan class. Consumer Loans Loans in this classification are mostly unsecured. Repayment is dependent on the credit quality of the individual borrower. Therefore, the overall health of the economy, including unemployment rates, the borrower’s disposable income and housing prices, will have an effect on the credit quality in this loan class. Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Expenditures for additions and improvements are capitalized. Repairs and maintenance charges, which are not considered to extend the useful lives of the assets, are expensed as incurred. Depreciation is computed on a straight-line basis over the useful life of the asset ranging from three to thirty years. The Company records its finance lease as an asset and an obligation at an amount equal to the present value at the beginning of the lease term of minimum lease payments during the lease term. The Company capitalizes development costs for internal use software beginning at the start of application development. Depreciation begins on the date the software is placed in service and the depreciation period is based on estimated useful life. Accounts Receivable: Accounts receivable mainly include receivables from investors as a result of loan sales, accrued interest receivable, referral commission income earned but not yet received, and miscellaneous trade receivables. Management believes there are no material uncollectible accounts receivable as of September 30, 2021 and 2020. Equity Investments: Equity investments include investments without a readily determinable fair value. These investments are measured at cost minus impairment, if any, plus or minus changes in value resulting from observable price changes arising from orderly transactions. The Company considers a range of factors when adjusting the fair value of these investments, including, but not limited to, the term and nature of the investment, market conditions, values for comparable securities, current and projected operating performance, and financing transactions subsequent to the acquisition of the investment. Fair value adjustments from observable price changes arising from orderly transactions of $2.2 million and $0 for the years ended September 30, 2021 and 2020, respectively, have been included in other income. Intangible Asset: Intangible assets are accounted for in accordance with FASB ASC 350, Intangibles – Goodwill and Other. Under ASC 350, goodwill and intangible assets deemed to have an indefinite life are not amortized and are subject to impairment tests, at least annually. The Company has selected September 30 as the date to perform the analysis in which carrying value is compared to fair value. Refer to Note 4 for further discussion on the Company’s accounting policies for intangible assets. BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2021 and 2020 17. NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Servicing Assets and Liabilities: Upon sale of the loans to third parties, any servicing right asset or liability is recognized at fair value with the income statement effect recorded in gain on sales of loans. Servicing assets and liabilities are subsequently measured under ASC 860 using the amortization method. The Company is using the amortization method, which amortizes the asset in proportion to, and over the period of, the estimated future net servicing income on the underlying sold portions of the loans (guaranteed) and assesses the servicing assets for impairment based on fair value at each reporting date. Servicing assets of $2.9 million and $436,000 are included in other assets on the consolidated balance sheets as of September 30, 2021 and 2020, respectively. Servicing liabilities of $824,000 and $746,000 are included in accrued expenses and other liabilities on the consolidated balance sheets as of September 30, 2021 and 2020, respectively. Amortization expense relating to servicing assets amounted to $349,000 and $29,000 for the years ended September 30, 2021 and 2020, and has been included in amortization expense. In evaluating and measuring impairment of servicing assets, the fair value of servicing assets is determined by calculating the present value of estimated future net servicing cash flows, using assumptions of prepayments, defaults, servicing costs and discount rates that the Company believes market participants would use for similar assets. If the Company determines that the impairment is temporary, a valuation allowance is recognized through a charge to current earnings for any excess of amortized cost over the current fair value. If the fair value were to later increase, the valuation allowance may be reduced as a recovery. However, if the Company determines that impairment is other than temporary, the value of the servicing asset and any related valuation allowance is written down. Rights to receive: In 2017, the Company entered into a relationship with Kapitus (formerly Strategic Funding Source) to participate in the funding of receivables. The Company follows the guidance provided by ASC 310-20, Receivables, as the preferred accounting treatment for the recording and carrying value of its receivables as well as the related timing of recognition of any nonrefundable fees paid associated with the purchase of the financing transaction. In accordance with ASC 310-20, Nonrefundable Fees and Other Costs, the amortized cost is equal to the unpaid funded balance, netted with funding fees paid to Kapitus. The Company purchases the right to receive future cash flows (collectively, “RTR”) that are generally remitted to the Company on a daily or weekly basis over a short-term period, generally ranging from four to twelve months from funding. RTR are carried at amortized cost, reduced by an allowance for losses estimated as of the balance sheet dates. RTR of $1.4 million and $2.1 million are included in other assets on the consolidated balance sheets as of September 30, 2021 and 2020, respectively. Interest-Only Strip: The Company records an interest-only strip when it has a right to excess interest payment streams related to loans transferred to third parties that meet the criteria for sales treatment. These interest-only strips are accounted for similar to securities available for sale and are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. All interest received is applied first to expected monthly cash flows, and then to accretable yield. Expected cash flows are reviewed on a monthly basis to determine if adjustment to carrying amount is necessary. Interest only strip of $1.1 million and $612,000 is included in other assets on the consolidated balance sheets as of September 30, 2021 and 2020, respectively. There were $886,000 and $0 new interest-only strips originated under agreements with investors during the years ended September 30, 2021 and 2020, respectively. BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2021 and 2020 18. NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Alternative Financing (“AF”) Portfolio: In certain geographic locations, the Company partners with third party lenders to facilitate loan originations. The Company acts as the marketing firm and refers the loan to a partner bank for funding, and receives a referral fee for this service. Referral fees under this arrangement are paid from the borrower’s interest stream on the loan, and are subject to prepayment losses, so they are held at fair value. The Company also contractually guarantees a portion of potential principal loss of each loan. A cash reserve account is established for loans originated under the agreements of at least 2% of outstanding loans. The Company’s portion of reimbursement of a defaulted loan is removed from the cash reserve account first, and the Company receives an equally proportionate amount of any recoveries. On day one, the guarantee amount is representative of the present value of the future interest income stream, which the Company is receiving as compensation for the guarantee and brokering the deal. On day two, the Company calculates probable incurred loss. The difference is recorded to the income statement as referral fee income. The Company recognizes the fair value of the future interest income stream to which they are entitled as compensation for the guarantee. This asset is amortized as payments on the underlying loans are made by the borrower and the Company subsequently receives its portion of the interest. The Company has concluded that these assets are financial instruments and therefore have elected to carry these assets at fair value. Alternative financing referral receivables carried at fair value of $449,000 and $1.1 million are included in other assets on the consolidated balance sheets as of September 30, 2021 and 2020, respectively. Alternative financing guarantee liabilities of $366,000 and $1.1 million are included in accrued expenses and other liabilities on the consolidated balance sheets as of September 30, 2021 and 2020, respectively. The Company has not originated new loans under these agreements since November 2017. Company-Owned Life Insurance: The Company has purchased life insurance policies on certain key executives. Company-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement. Cash surrender value of company-owned life insurance of $2.0 million and $1.8 million is included in other assets on the consolidated balance sheets as of September 30, 2021 and 2020, respectively. Debt Issuance Costs: Debt issuance costs are amortized on a straight-line basis, which approximates the effective interest method, during the revolving period of the line of credit or during the total term of the term debt agreement, respectively. The unamortized debt issuance costs relating to the lines of credit are included in other assets and the unamortized costs relating to term debt are recorded as either a reduction of the corresponding note payable or secured borrowing. Amortization of debt issuance costs is recorded in the consolidated statements of income within notes payable interest expense or secured borrowings interest expense, dependent on the classification of the debt it relates to. Recourse liability: The recourse liability represents the probable and incurred expense from the Company’s optional repurchase or substitution of defaulted loans, coverage of prepayment shortfall, and expenses incurred from investors claiming restricted assets. In accordance with ASC 860 Transfers and Servicing, the recourse liability is initially recognized at fair value and then subsequently recorded considering the probable expense from the contingent incurred event. The probable expense is estimated based on thirty-six month trailing historical expense rate and is adjusted for qualitative factors. Th qualitative factor includes considerations of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; and national economic trends and conditions, and the COVID-19 pandemic.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2021 and 2020 19. NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Borrower Reimbursable Fee: Most commercial loans originated by the Company include a fee that is collected at the time of funding that is due to be repaid to the borrower at the time the note is paid in full, less any accumulated fees, etc. The outstanding payable for these reimbursable fees, net of any accumulated fees, or forfeiture, was $96.1 million and $67.5 million, as of September 30, 2021 and 2020, respectively. Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe that there are such matters that will have a material effect on the consolidated financial statements. Comprehensive Income: Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on the interest-only strip as well as unrealized gains and losses on the cash flow hedge, which are also recognized as separate components of stockholders’ equity. Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates. Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values: Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date. Level 2 – Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data. Level 3 – Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability. Income Taxes: The Company has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. The periods subject to examination for the Company's federal return are the 2018 through 2020 tax years. The Company believes that its income tax filing positions and deductions would be sustained on audit. Therefore, no reserves for uncertain income tax positions have been recorded. The Company's policy for recording interest and penalties associated with audits is to record such items as a component of income before taxes. There were no such items during the periods covered in this report. The Company has elected to be treated as a Partnership under the Internal Revenue Code and the Florida and New York State Tax Laws. Under these elections, the income, generally, is taxed directly to its stockholders. Accordingly, an accrual for the estimated amount of tax due to the stockholders has been recorded as a distribution at year-end. No provision or liability for federal income taxes has been recorded in these consolidated financial statements. In addition, several states and jurisdictions have enacted tax on income when income exceeds certain levels, which resulted in a corporate level tax of $3.0 million and $1.6 million for the years ended September 30, 2021 and 2020, respectively, that has been included in other expense. BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2021 and 2020 20. NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Commission Income on Referrals: For borrowers that do not meet the Company’s loan underwriting standards, the Company refers the borrowers to other financing companies and earns a fee if the other finance company extends credit to the borrower. The Company records revenue when the partnered financing companies fund the loan, as well as when contractual payments are made by the borrowers. Commission income on referrals of $1.8 million and $1.7 million, for the years ended September 30, 2021 and 2020, respectively, has been included in other income. Advertising / Marketing: Advertising / marketing costs are expensed in the year they are incurred. Advertising / marketing expense amounted to $108.4 million and $43.7 million for the years ended September 30, 2021 and 2020, respectively. Portfolio Expense: Portfolio expenses are related to miscellaneous loan administration and collection costs. These costs are expensed in the year they are incurred. Portfolio expense amounted to $15.2 million and $10.2 million for the years ended September 30, 2021 and 2020, respectively. Derivatives: The Company entered into a cash flow hedge agreement during the year ended September 30, 2020. A cash flow hedge is a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability. For a cash flow hedge, the gain or loss on the derivative is reported in other comprehensive income and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. Net cash settlements on derivatives that qualify for hedge accounting are recorded in interest expense, based on the item being hedged. Cash flows on hedges are classified in the consolidated statements of cash flows the same as the cash flows of the items being hedged. The Company formally documents the relationship between derivatives and hedged items, as well as the risk-management objective and the strategy for undertaking hedge transactions at the inception of the hedging relationship. This documentation includes linking cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments that are used are highly effective in offsetting changes in fair values or cash flows of the hedged items. The Company discontinues hedge accounting when it determines that the derivative is no longer effective in offsetting changes in cash flows of the hedged item, the derivative is settled or terminates, a hedged forecasted transaction is no longer probable, a hedged firm commitment is no longer firm, or treatment of the derivative as a hedge is no longer appropriate or intended. When hedge accounting is discontinued, subsequent changes in fair value of the derivative are recorded as other income. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transactions are still expected to occur, gains or losses that were accumulated in other comprehensive income are amortized into earnings over the same periods which the hedged transaction will affect earnings. The Company is exposed to losses if a counterparty fails to make its payments under a contract in which the Company is in the net receiving position. The Company anticipates that the counterparties will be able to fully satisfy their obligations under the agreements. The contract to which the Company is a party settles monthly. Retirement Plans: The Company sponsors a qualified 401(k) retirement plan covering all eligible employees. The Company’s 401(k) plan expense is the amount of contributions, which is equal to 100% of the employee contribution up to 6% of their eligible compensation. BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2021 and 2020 21. NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Accounting for Defined Benefit Plans: The Simplified Employee Pension Plan, as disclosed in Note 12, is accounted for in accordance with ASC 715, which requires an employer sponsoring a single employer defined benefit plan to recognize the funded status of such benefit plan in its statements of financial condition, measured as the difference between plan assets at fair value (with limited exceptions) and the benefit obligation. Expense is actuarially determined based on the value of benefits expected to be earned in the year by active employees covered by the plan. Reclassifications: Some items in the prior year financial statements may have been reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or stockholders’ equity. Recent Accounting Pronouncements: The Financial Accounting Standards Board (the “FASB”) issued new guidance (Topic 326) to replace the incurred loss model for loans and other financial assets with an expected loss model, which is referred to as the current expected loss (CECL) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities. The Company anticipates adopting this standard on October 1, 2023 and is currently assessing the impact of the adoption of this standard on the consolidated financial statements. To date, the Company has been assessing the key differences and gaps between the current allowance methodology and model and those it is considering using upon adoption. While currently unable to reasonably estimate the impact of adopting this standard, it is expected that the impact of adoption will be influenced by the composition, characteristics and quality of the loan and securities portfolios as well as the prevailing economic conditions and forecasts as of the adoption date. On March 12, 2020, the FASB issued Update 2020-04 to ease the potential burden in accounting for reference rate reform. The amendments in Update 2020-04 are elective and apply to all entities that have contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued due to reference rate reform. The new guidance provides the following optional expedients that reduce costs and complexity of accounting for reference rate reform:  Simplify accounting analyses for contract modifications.  Allow hedging relationships to continue without de-designation if there are qualifying changes in the critical terms of an existing hedging relationship due to reference rate reform.  Allow a change in the systematic and rational method used to recognize in earnings the components excluded from the assessment of hedge effectiveness.  Allow a change in the designated benchmark interest rate to a different eligible benchmark interest rate in a fair value hedging relationship.  Allow the shortcut method for a fair value hedging relationship to continue for the remainder of the hedging relationship.  Simplify the assessment of hedge effectiveness and provide temporary optional expedients for cash flow hedging relationships affected by reference rate reform.  Allow a one-time election to sell or transfer debt securities classified as held to maturity that reference a rate affected by reference rate reform and are classified as held to maturity before January 1, 2020. In January 2021, the FASB issued ASU 2021-01 which clarified that all derivative instruments affected by the changes to interest rates used for discounting, margining, or contract price alignment, regardless of whether they reference LIBOR or another rate expected to be discontinued as a result of reference rate reform, and entity may apply certain practical expedients in Topic 848. The amendments in these Updates are elective and can be applied for a limited time between March 12, 2020 and December 31, 2022. The adoption of this standard is not expected to have material effect on the Company’s operating results or financial condition. BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2021 and 2020 22. NOTE 2 – LOANS Loans held for investment, including loans held for investment pledged and paycheck protection program loans, at September 30, 2021 and 2020 were as follows (in thousands): 2021 2020 Commercial $ 1,082,216 $ 382,600 Consumer 639,750 193,485 PPP 53,590 149,524 Less: Net deferred loan fees and costs (71,325) (21,505) Allowance for loan losses (41,860) (19,446) Loans, net $ 1,662,371 $ 684,658 Since the Company does not have any information that would indicate its PPP loans did not meet the SBA underwriting standards at loan origination and the SBA loans are 100% guaranteed, there is no associated allowance for loan losses at September 30, 2021 and 2020. Deferred fees and costs related to PPP loans totaled $1.9 million and $4.0 million at September 30, 2021 and 2020, respectively. All PPP loans are current as of September 30, 2021. The following table presents the activity in the allowance for loan losses by portfolio for the years ended September 30, 2021 and 2020 (in thousands): September 30, 2021 Commercial Consumer Total Allowance for loan losses: Beginning balance $ 12,370 $ 7,076 $ 19,446 Provision for loan losses 22,467 16,729 39,196 Loans charged-off (10,813) (7,747) (18,560) Recoveries 1,445 333 1,778 Total ending allowance balance $ 25,469 $ 16,391 $ 41,860 September 30, 2020 Commercial Consumer Total Allowance for loan losses: Beginning balance $ 2,922 $ 689 $ 3,611 Provision for loan losses 17,626 10,047 27,673 Loans charged-off (9,109) (3,700) (12,809) Recoveries 931 40 971 Total ending allowance balance $ 12,370 $ 7,076 $ 19,446

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2021 and 2020

NOTE 2 – LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio, excluding PPP loans, and based on impairment method as of September 30, 2021 and 2020 (in thousands):

September 30, 2021	Commercial	Consumer	Total
Allowance for loan losses:			
Ending allowance balance attributable to loans:			
Individually evaluated for impairment	$ 5,296	$ 3,303	$ 8,599
Collectively evaluated for impairment	20,123	13,088	33,211
Acquired with deteriorated credit quality	50	-	50
Total ending allowance balance	$ 25,469	$ 16,391	$ 41,860
Loans:			
Loans individually evaluated for impairment	$ 13,283	$ 8,631	$ 21,914
Loans collectively evaluated for impairment	1,057,263	630,706	1,687,969
Loans acquired with deteriorated credit quality	11,670	413	12,083
Total ending loans balance	$ 1,082,216	$ 639,750	$ 1,721,966

September 30, 2020	Commercial	Consumer	Total
Allowance for loan losses:			
Ending allowance balance attributable to loans:			
Individually evaluated for impairment	$ 1,991	$ 1,616	$ 3,607
Collectively evaluated for impairment	10,088	5,456	15,544
Acquired with deteriorated credit quality	291	4	295
Total ending allowance balance	$ 12,370	$ 7,076	$ 19,446
Loans:			
Loans individually evaluated for impairment	$ 7,262	$ 3,959	$ 11,221
Loans collectively evaluated for impairment	370,535	189,460	559,995
Loans acquired with deteriorated credit quality	4,803	66	4,869
Total ending loans balance	$ 382,600	$ 193,485	$ 576,085

23.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2021 and 2020

NOTE 2 – LOANS (Continued)

The following table presents information related to impaired loans as of September 30, 2021 and 2020, and for the years then ended (in thousands):

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment
September 30, 2021				
With an allowance recorded:				
Commercial	$ 13,283	$ 13,283	$ 5,296	$ 10,273
Consumer	$ 8,631	$ 8,631	$ 3,303	$ 6,295
September 30, 2020				
With an allowance recorded:				
Commercial	$ 7,262	$ 7,262	$ 1,991	$ 6,329
Consumer	$ 3,959	$ 3,959	$ 1,616	$ 2,197

The recorded investment in loans excludes accrued interest receivable and loan origination fees, net, due to immateriality. Impaired loans include loans that are individually evaluated for impairment as well as troubled debt restructurings. Interest income and cash basis interest income recognized on impaired loans is not material.

The following table presents the aging of the recorded investment in past due loans as of September 30, 2021 and 2020 (in thousands):

	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total
September 30, 2021						
Commercial	$ 3,585	$ 2,050	$ 7,648	$ 13,283	$ 1,068,933	$ 1,082,216
Consumer	$ 4,026	$ 2,270	$ 2,335	$ 8,631	$ 631,119	$ 639,750
September 30, 2020						
Commercial	$ 2,473	$ 1,446	$ 3,343	$ 7,262	$ 375,338	$ 382,600
Consumer	$ 1,258	$ 1,458	$ 1,243	$ 3,959	$ 189,526	$ 193,485

All loans greater than 30 days past due were not accruing interest as of September 30, 2021 and 2020.

Troubled Debt Restructurings

As of September 30, 2021 and 2020, the Company has a recorded investment in troubled debt restructurings of $4.5 million and $3.5 million, respectively. The Company has allocated $154,000 and $197,000 of specific reserves for those loans at September 30, 2021 and 2020, respectively, and has committed to lend no additional amounts to these borrowers. As of September 30, 2021 and 2020, one loan amounted to $1.2 million of the recorded investment.

During the years ended September 30, 2021 and 2020, the terms of certain commercial and consumer loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan.

24.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2021 and 2020

NOTE 2 – LOANS (Continued)

During the year ended September 30, 2021, a modification of 32 loans were made involving extensions of the maturity dates. The extensions were for period ranging from six months to forty-nine months.

During the year ended September 30, 2020, a modification of 23 loans were made involving extensions of the maturity dates and reductions in the principal due. The extensions were for period ranging from three months to twenty-three months.

The following table presents loans modified as troubled debt restructurings that occurred during the years ended September 30, 2021 and 2020 (dollars in thousands):

	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
September 30, 2021			
Troubled debt restructurings:			
Commercial	22	$ 1,495	$ 1,497
Consumer	10	$ 437	$ 438

The troubled debt restructurings described above increased the allowance for loan losses by $55,000 for the year ended September 30, 2021.

	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
September 30, 2020			
Troubled debt restructurings:			
Commercial	19	$ 1,122	$ 1,122
Consumer	4	$ 296	$ 296

The troubled debt restructurings described above increased the allowance for loan losses by $30,000 for the year ended September 30, 2020.

The following table presents the loans modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the years ended September 30, 2021 and 2020 (dollars in thousands):

	Number of Loans	Recorded Investment
September 30, 2021		
Troubled debt restructurings:		
Commercial	11	$ 579
Consumer	5	$ 199

The troubled debt restructurings described above increased the allowance for loan losses by $17,000 and resulted in two charge offs during the year ended September 30, 2021.

	Number of Loans	Recorded Investment
September 30, 2020		
Troubled debt restructurings:		
Commercial	15	$ 675

The troubled debt restructurings described above increased the allowance for loan losses by $35,000 and resulted in four charge offs during the year ended September 30, 2020.

25.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2021 and 2020

NOTE 2 – LOANS (Continued)

A loan is considered to be in payment default once it is 30 days contractually past due under the modified terms.

Additionally, the Company worked with borrowers impacted by COVID-19 and provided modifications to include interest only deferral or principal and interest deferral up to 180 days. The majority of deferrals approved by the Company were 90 days or less. The modifications are excluded from troubled debt restructuring classification under Section 4013 of the CARES Act. The Company modified 754 commercial and 283 consumer loans with outstanding balances of $84.6 million at time of deferral, during the year ended September 30, 2020. As of September 30, 2021, no modified loans remained on deferral.

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company's internal underwriting policy.

Credit Quality Indicators

The Company considers the performance of the loan portfolio and its impact on the allowance for loan losses. For commercial loans, the Company evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. The Company considers loans to be nonperforming at the time the loan is 30 days delinquent unless the loan is well-secured and in process of collection. The following table presents the recorded investment in commercial and consumer loans, excluding purchased credit impaired loans, based on payment activity as of September 30, 2021 and 2020 (in thousands):

	Commercial	Consumer
September 30, 2021		
Performing	$ 1,068,933	$ 631,119
Nonperforming	13,283	8,631
Total	$ 1,082,216	$ 639,750

	Commercial	Consumer
September 30, 2020		
Performing	$ 375,338	$ 189,526
Nonperforming	7,262	3,959
Total	$ 382,600	$ 193,485

Purchased Credit Impaired Loans

The Company has purchased loans, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of the commercial loans is as follows (in thousands):

	2021	2020
Carrying amount, net of allowance of $50 and $295	$ 12,033	$ 4,574

Purchased credit impaired loans purchased during the years ended September 30, 2021 and 2020, for which it was probable at acquisition that all contractually required payments would not be collected, were not material.

26.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2021 and 2020

NOTE 3 – PREMISES AND EQUIPMENT, NET

A schedule of premises and equipment at September 30, 2021 and 2020, is as follows (in thousands):

	2021	2020
Leasehold improvements	$ 1,785	$ 2,035
Furniture and fixtures	2,181	2,181
Office equipment	7,099	6,086
Land	6,207	6,207
Buildings and building improvements	29,797	29,786
Aircraft	10,390	-
Software	7,163	1,525
Internal use software – work in progress	19,491	-
Building - work in progress	3,369	3,183
Accumulated depreciation	(14,432)	(10,753)
Premises and equipment, net	$ 73,050	$ 40,250

Depreciation expense was $4.0 million and $2.7 million for the years ended September 30, 2021 and 2020, respectively.

NOTE 4 – INTANGIBLE ASSET

In 2018, FSG acquired a Small Business Loan Company (SBLC) license. FSG is authorized to make government guaranteed loans under the Small Business Administration 7(a) Business Loan program. FSG evaluates the intangible asset annually for impairment on September 30. As of and for the year ending September 30, 2021 there has been no impairment of this intangible asset.

No amortization expense was recorded on the intangible asset as of September 30, 2021, as it is considered to have an indefinite life.

NOTE 5 – LEASES

Lessee Arrangements

The Company enters into leases in the normal course of business primarily for financial centers, back-office operations locations, business, and information technology equipment. Certain lease agreements contain renewal options which are considered in the determination of the lease term if they are deemed reasonably certain to be executed. The Company's leases do not include residual value guarantees or covenants.

The Company includes lease extension and termination options in the lease term if, after considering relevant economic factors, it is reasonably certain the Company will exercise the option. In addition, the Company has elected to account for any non-lease components in its real estate leases separate from the lease component. The Company has elected not to recognize leases with original lease terms of 12 months or less (short-term leases) on the Company's balance sheet.

27.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2021 and 2020

NOTE 5 – LEASES (Continued)

Lessee Arrangements (Continued)

Leases are classified as operating and finance leases at the lease commencement date. Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term. Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are estimated based on the present value of future lease payments discounted using the Company's incremental secured borrowing rates as of the commencement date of the lease.

Right-of-use assets and lease liabilities by lease type, and the associated balance sheet classifications are as follows at September 30 (in thousands):

	Balance Sheet Classification		2021		2020
Right of use assets:					
Operating leases	Other assets	$	3,557	$	4,225
Finance leases	Premises and equipment, net		1,310		1,704
Total right-of-use assets		$	4,867	$	5,929
Lease liabilities:					
Operating leases	Lease liabilities	$	3,663	$	4,289
Finance leases	Lease liabilities		1,745		2,162
Total lease liabilities		$	5,408	$	6,451

Lease Expense

The components of total lease cost for the period ending were as follows for the year ended September 30 (in thousands):

		2021		2020
Finance lease cost:				
Amortization of right-of-use assets	$	393	$	393
Interest on lease liabilities		99		119
Operating lease cost		1,062		1,251
Short-term lease cost		35		97
Variable lease cost		267		394
Total lease cost	$	1,856	$	2,254

Lease obligations

Future undiscounted lease payments for finance and operating leases with initial terms for one year or more as of September 30, 2021 are as follows (in thousands):

		Finance Lease		Operating Leases
2022	$	532	$	998
2023		548		672
2024		564		598
2025		263		513
2026		-		477
Thereafter		-		828
Total undiscounted lease payments		1,907		4,086
Less: imputed interest		(162)		(423)
Net lease liabilities	$	1,745	$	3,663

28.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2021 and 2020

NOTE 5 – LEASES (Continued)

Supplemental Lease Information at September 30 (dollars in thousands)

		2021		2020
Finance lease weighted average remaining lease term (years)		3		4
Finance lease weighted average discount rate		5.0%		5.0%
Operating leases weighted average remaining lease term (years)		5		6
Operating leases weighted average discount rate		4.0%		4.0%
Cash paid for amounts included in the measurement of lease liabilities				
Operating cash flows from operating leases	$	868	$	1,186
Operating cash flows from finance lease		99		119
Financing cash flows from finance lease		417		382
Right-of-use assets obtained in exchange for new financing lease liabilities	$	-	$	-
Right-of-use assets obtained in exchange for new operating lease liabilities		242		288

NOTE 6 – RECOURSE LIABILITY

The following table presents the activity in the recourse liability during the years ended September 30, 2021 and 2020 (in thousands):

		2021		2020
Recourse liability:				
Beginning balance	$	256,268	$	117,891
Provision for (credit from) recourse liability, included in gain on loan sales		(76,930)		61,181
Loan sales		225,332		206,050
Expenses incurred		(173,235)		(128,854)
Total ending recourse liability	$	231,435	$	256,268

Expenses incurred include expenses from repurchase or substitution of defaulted loans, prepayment of loans, and expenses incurred from investors claiming restricted assets, a portion of these expenses incurred are attributable to the COVID-19 pandemic.

The recourse liability is subject to total outstanding and sold loans of $4.1 billion and $3.4 billion as of September 30, 2021 and 2020, respectively.

The following table presents the activity in loan sales, net during the years ended September 30, 2021 and 2020 (in thousands):

		2021		2020
Loan sales, gross	$	542,259	$	492,509
Increase in recourse liability from sale of loans		(225,332)		(206,050)
(Provision for) credit from recourse liability		76,930		(61,181)
Loan sales, net	$	393,857	$	225,278

29.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2021 and 2020

NOTE 7 – SECURED BORROWINGS

Loans transferred to investors that do not meet the requirements of sale treatment are carried at principal value net of allowance for loans losses and net of deferred loan fees on the balance sheet with an offsetting liability classified as a secured borrowing, which represents the investors' interest. The investors service the loans and remit the borrowers' payments to the Company. The secured borrowing itself is repaid as the related asset is repaid to the Company. As of September 30, 2021 and 2020, loans transferred to investors that do not meet the requirements of sale treatment are $582.6 million and $298.1 million, respectively.

In October 2019, RC1 entered into a revolving line of credit agreement with a financial institution in the amount of $15 million. This revolving credit agreement accrues interest at a rate of 5.25% and has a maturity date of October 2022. This line is collateralized by $9.4 million in loans held for investment as of September 30, 2021.

In October 2019, TL1 entered into a term loan agreement with a financial institution in the amount of $18.8 million. This term loan agreement accrues interest at a rate of 6.2% and has a maturity date of October 2022. This loan is collateralized by $10.8 million in loans held for investment as of September 30, 2021.

In November 2019, the Company transferred certain loans to BHG Funding, which did not meet the requirements of sale treatment. The Company entered into a credit facility agreement (the "Credit Facility") with Credit Suisse Securities USA ("Credit Suisse") which is secured by the loans transferred to BHG Funding 01. This agreement was subsequently amended on January 6, 2021. Loans held for sale of $0 and $28.9 million were pledged against this Credit Facility as of September 30, 2021 and 2020, respectively, as they were eligible to be borrowed against at any time. The Credit Facility permits Company to borrow up to $200 million in two different tranches (i.e. Class A Tranche and Class B Tranche), bearing interest at Daily/90 LIBOR and has a maturity date of September 19, 2022. At September 30, 2021 and 2020, the Company had no outstanding borrowings on this facility.

In April 2020, RC2 entered into a revolving line of credit agreement with a financial institution in the amount of $30 million. This revolving credit agreement accrues interest at a rate of 4.5% and has a maturity date of April 2023. The line is collateralized by $10.8 million in loans held for investment as of September 30, 2021.

In May 2020, FSG established a credit facility (the "PPPLF") with the Federal Reserve Bank in conjunction with the PPP. Available borrowings are equal to the outstanding balance of PPP loans, which totaled $53.6 million as of September 30, 2021. Advancements are collateralized by all PPP loans, which are included in Paycheck Protection Program loans. The PPPLF accrues interest at a fixed rate of 35 basis points. The PPPLF will mature on the earlier of the maturity date or the date of loan forgiveness reimbursement of the collateral. Interest expense incurred on the PPPLF was $474,000 and $194,000 for the years ended September 30, 2021 and 2020, respectively.

30.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2021 and 2020 31. NOTE 7 – SECURED BORROWINGS (Continued) In July 2020, the Company transferred certain loans to BHG Securitization Funding, which did not meet the requirements of sale treatment. Next, BHG Securitization Funding transferred the loans to Bankers Healthcare Group Securitization Trust 2020-A in exchange for notes indirectly backed by the respective loans by way of an equity interest in Bankers Healthcare Group Grantor Trust 2020-A. Both of these subsequent transfers also did not meet the requirements for sale treatment. The asset backed notes are secured by ownership certificates in Bankers Healthcare Group Securitization Trust 2020-A, which owns a 100% ownership interest in Bankers Healthcare Group Grantor Trust 2020-A, which ultimately holds the respective loans. The asset backed notes are issued in three different tranches (i.e. Class A Notes, Class B Notes and Class C Notes), bearing interest at a fixed rate of 2.56%, 3.59%, 5.17%, respectfully. The Company paid a one-time non-refundable upfront underwriting fee of $1.5 million and certain other costs related to the issuance of the Notes. Effective July 27, 2020, BHG Securitization Funding sold the asset backed notes to Credit Suisse in exchange for $147.2 million, with the Company retaining 50.36% of the Class C Notes and the residual interest in the underlying loans. These Class C Notes were subsequently sold effective May 11, 2021. In total, $132.3 million and $170.4 million in gross loans were pledged as collateral to the securitization as of September 30, 2021 and 2020, respectively, and are included in Loans pledged, net of allowance on the consolidated balance sheet. In May 2021, the Company transferred certain loans to BHG Securitization Funding, which did not meet the requirements of sale treatment. Next, BHG Securitization Funding transferred the loans to BHG Securitization Trust 2021-A in exchange for notes indirectly backed by the respective loans by way of an equity interest in BHG Grantor Trust 2021-A. Both of these subsequent transfers also did not meet the requirements for sale treatment. The asset backed notes are secured by ownership certificates in BHG Securitization Trust 2021-A, which owns a 100% ownership interest in BHG Grantor Trust 2021-A, which ultimately holds the respective loans. The asset backed notes are issued in three different tranches (i.e. Class A Notes, Class B Notes and Class C Notes), bearing interest at a fixed rate of 1.42%, 2.79%, 3.69%, respectfully. The Company paid a one-time non-refundable upfront underwriting fee of $4.0 million and certain other costs related to the issuance of the Notes. Effective May 7, 2021, BHG Securitization Funding sold the asset backed notes to Credit Suisse in exchange for $348.7 million. In total, $346.5 million in gross loans were pledged as collateral to the securitization as of September 30, 2021 and are included in Loans pledged, net of allowance on the consolidated balance sheet. In September 2021, the Company transferred certain loans to BHG Securitization Funding, which did not meet the requirements of sale treatment. Next, BHG Securitization Funding transferred the loans to BHG Securitization Trust 2021-B in exchange for notes indirectly backed by the respective loans by way of an equity interest in BHG Grantor Trust 2021-B. Both of these subsequent transfers also did not meet the requirements for sale treatment. The asset backed notes are secured by ownership certificates in BHG Securitization Trust 2021-B, which owns a 100% ownership interest in BHG Grantor Trust 2021-B, which ultimately holds the respective loans. The asset backed notes are issued in five different tranches (i.e. Class A Notes, Class B Notes, Class C Notes, Class D Notes and Class E Notes), bearing interest at a fixed rate of 0.9%, 1.67%, 2.24%, 3.17% and 4.55%, respectfully. The Company paid a one-time non-refundable upfront underwriting fee of $3.6 million and certain other costs related to the issuance of the Notes. Effective September 22, 2021, BHG Securitization Funding sold the asset backed notes to Credit Suisse in exchange for $371.9 million. In total, $396.2 million in gross loans were pledged as collateral to the securitization as of September 30, 2021 and are included in Loans pledged, net of allowance on the consolidated balance sheet. BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2021 and 2020 32. NOTE 7 – SECURED BORROWINGS (Continued) Secured Borrowings at September 30, 2021 and 2020 consist of the following (in thousands): 2021 2020 Loans transferred to investors, not meeting sale treatment $ 582,604 $ 298,074 Borrowings under term loan facility, maturing on October 18, 2022 9,824 14,817 Borrowings under revolving credit facilities 18,468 24,185 Borrowings under the credit facility from Credit Suisse, due November 6, 2021 Class A Tranche - - Class B Tranche - - Borrowings under the credit facility with the Federal Reserve Bank for PPP loans 53,825 147,534 Borrowings under the asset backed notes, maturing on September 17, 2031 Class A Notes 68,889 105,438 Class B Notes 22,610 22,460 Class C Notes 23,770 11,485 Borrowings under the asset backed notes, maturing on November 17, 2033 Class A Notes 257,794 - Class B Notes 43,130 - Class C Notes 14,620 - Borrowings under the asset backed notes, maturing on October 17, 2034 Class A Notes 241,000 - Class B Notes 72,000 - Class C Notes 50,600 - Class D Notes 8,400 - Class E Notes - - Total secured borrowings 1,467,534 623,993 Less: Unamortized debt issuance costs on the borrowings (9,342) (2,214) Secured Borrowings, net of unamortized debt issuance costs $ 1,458,192 $ 621,779 Debt issuance costs have been presented as a direct reduction of the Company’s secured borrowings in the consolidated balance sheets and are amortized into the income statement. A total of $9.3 million of debt issuance costs remain to be amortized as of September 30, 2021. Amortization of the debt issuance costs of $1.2 million and $984,000 was charged to secured borrowings interest expense for the years ended September 30, 2021 and 2020, respectively. BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2021 and 2020 33. NOTE 8 – NOTES PAYABLE The Company had a revolving line of credit with Pinnacle Bank in the amount of $100 million that was terminated on June 30, 2021. There was $0 outstanding as of September 30, 2020. The credit agreement contained covenants requiring the Company to maintain certain financial ratios and satisfy certain other affirmative and negative covenants. The Company was in compliance with each of the covenants as of and for the year ended September 30, 2020. Interest expense was $447,000 and $738,000 for the years ended September 30, 2021 and 2020, respectively, and has been included in interest expense. In March 2020, 3700 Lakeside entered into a mortgage agreement in connection with the purchase of the Miramar, Florida property and facilities bearing interest at 30-day LIBOR plus 214 basis points (2.27% as of September 30, 2021) with monthly payments of principal and interest through March 2030. The mortgage is subject to an interest rate swap agreement (see Note 14). The mortgage note is collateralized by the Miramar, Florida property and facilities. Interest expense was $751,000 and $450,000 for the years ended September 30, 2021 and 2020, respectively and is included in interest expense. Also, in March 2020, in addition to the mortgage, 3700 Lakeside established a revolving line of credit with the same financial institution to finance additional construction on the facilities, in the amount of $10 million. There were no outstanding borrowings on this line of credit as of September 30, 2021 and 2020. This line of credit accrues interest at 30-day LIBOR plus 225 basis points (2.38% as of September 30, 2021) and will mature on March 2, 2030. These credit agreements were subsequently amended on March 30, 2021. These credit agreements contain covenants requiring the Company to maintain certain financial ratios and satisfy certain other affirmative and negative covenants. The Company is in compliance with each of the covenants as of and for the years ended September 30, 2021 and 2020. In March 2021, Stratosphere Holdings entered into a term note payable agreement in connection with the purchase of an aircraft bearing interest at 2.57% with monthly payments of principal and interest through March 2026. The term note is collateralized by the aircraft. Interest expense was $130,000 for the year ended September 30, 2021 and is included in interest expense. The Company established a revolving line of credit with a financial institution on June 30,2021, in the amount of $350 million. There was $210 million outstanding as of September 30, 2021. This line of credit accrues interest at 2.5% and will mature on June 30, 2024. This line of credit is collateralized by all assets of the Company. The credit agreement contains covenants requiring the Company to maintain certain financial ratios and satisfy certain other affirmative and negative covenants. The Company is in compliance with each of the covenants as of and for the year ended September 30, 2021. Interest expense was $641,000 for the year ended September 30, 2021, and has been included in interest expense. The Company established a revolving line of credit with a financial institution on September 30,2021, in the amount of $35 million. There was $35 million outstanding as of September 30, 2021. This line of credit accrues interest at 30-day LIBOR plus 265 basis points (2.78% as of September 30, 2021) and will mature on December 31, 2026. This line of credit is collateralized by all assets of the Company. The credit agreement contains covenants requiring the Company to maintain certain financial ratios and satisfy certain other affirmative and negative covenants. The Company is in compliance with each of the covenants as of and for the year ended September 30, 2021. BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2021 and 2020 34. NOTE 8 – NOTES PAYABLE (Continued) Notes payable consists of the following at September 30 (in thousands): 2021 2020 Revolving line of credit with Pinnacle Bank $ - $ - Revolving lines of credit 245,000 - Term note payable 9,707 - Mortgage payable 21,097 21,665 Total notes payable 275,804 21,665 Less: Unamortized debt issuance costs on the borrowings (328) (357) Notes payable, net of unamortized debt issuance costs $ 275,476 $ 21,308 The scheduled maturities of notes payable outstanding at September 30, 2021 are as follows (in thousands): 2022 $ 1,980 2023 2,037 2024 212,094 2025 2,157 2026 4,595 Thereafter 52,941 Total notes payable $ 275,804 NOTE 9 – VARIABLE INTEREST ENTITIES The Company determined that BHG Funding is a VIE. The Company serves as the servicer of this entity, has the power to make significant decisions impacting the performance of the entity and holds a significant variable interest in the entity. The Company has also provided credit enhancement to the lenders of BHG Funding. Therefore, the Company consolidates this entity in the consolidated financial statements. The Company determined that RC1, RC2, and TL1 are VIEs. The Company serves as the servicer of these entities, has the power to make significant decisions impacting the performance of the entities and holds significant variable interest in the entities. Therefore, the Company consolidates these entities in the consolidated financial statements. The Company determined that the ABS Entities are VIEs. The Company has the power to direct the most significant activities of the ABS Entities. In addition, the Company has the obligation to absorb losses and the rights to receive benefits from the ABS Entities, both of which could be potentially significant to the Company. These types of securitization structures are treated as secured financings, in which the receivables remain on the consolidated balance sheet, and the debt issued by the ABS entities is shown as secured borrowings on the consolidated balance sheet. The Company’s maximum legal exposure to loss related to consolidated VIEs is significantly less than the carrying value of the consolidated VIE assets due to outstanding third-party financing. All VIE assets are restricted from being sold or pledged as collateral. The cash flows from these assets are the primary source used to pay down the associated liabilities, which are non-recourse to the Company’s general assets. Recourse to the Company by holders of the asset-backed securities and by the trust, for failure of the obligors to make payments on a timely basis, is limited to the assets included in the securitization and the Company’s retained interests in the securitization.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2021 and 2020

NOTE 9 – VARIABLE INTEREST ENTITIES (Continued)

The following table presents information on assets and liabilities related to VIEs consolidated by the Company as of September 30 (in thousands):

September 30, 2021	BHG Funding	RC1, RC2 TL1	ABS Entities	Total
Assets				
Cash and cash equivalents	$ 4,440	$ 2,152	$ 25,428	$ 32,020
Loans, net of allowance for loan losses	-	29,280	-	29,280
Accounts receivable	-	205	2	207
Intercompany receivables[1]	936	-	964,900	965,836
Other assets	266	65	-	331
Total assets	$ 5,642	$ 31,702	$ 990,330	$ 1,027,674
Liabilities				
Secured borrowings, net of debt issuance costs	$ -	$ 28,253	$ 793,511	$ 821,764
Accounts payable	4	-	-	4
Intercompany payables[1]	3,160	63	209,970	213,193
Accrued expenses and other liabilities	-	-	392	392
Total liabilities	$ 3,164	$ 28,316	$ 1,003,873	$ 1,035,353

September 30, 2020	BHG Funding	RC1, RC2 TL1	ABS Entities	Total
Assets				
Cash and cash equivalents	$ 2,801	$ 2,417	$ 4,974	$ 10,192
Loans, net of allowance for loan losses	-	39,455	-	39,455
Accounts receivable	-	288	-	288
Intercompany receivables[1]	30,058	-	154,491	184,549
Other assets	703	115	-	818
Total assets	$ 33,562	$ 42,275	$ 159,465	$ 235,302
Liabilities				
Borrower reimbursable fee	$ 439	$ -	$ -	$ 439
Secured borrowings, net of debt issuance costs	-	38,927	137,245	176,172
Intercompany payables[1]	23,344	58	21,869	45,271
Accrued expenses and other liabilities	-	48	140	188
Total liabilities	$ 23,783	$ 39,033	$ 159,254	$ 222,070

[1]Intercompany receivables and payables are eliminated in consolidation.

35.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2021 and 2020

NOTE 10 – RELATED PARTY TRANSACTIONS

The Company has an agreement with a related party to conduct broker transactions and facilitate sales and marketing on behalf of the Company. The expense amounted to $6.4 million and $7.4 million for the years ended September 30, 2021 and 2020, respectively, and has been included in professional services on the consolidated statements of income.

The Company leases three properties from related parties. One office building is leased from Crawford & Castro Properties, LLC, another building is leased from Broward Business Center, LLC and a parking lot is leased from Broward Business Center II, LLC. All three related parties are owned by two members of the Company's Board of Directors. The expense amounted to $1.4 million and $1.3 million for the years ended September 30, 2021 and 2020, respectively.

During 2014, three members of the Company's Board of Directors and a stockholder of the Company formed an entity, BHG MC Services, LLC, whose purpose is to originate credit cards for the Company's borrowers. The Company provides the marketing and sales activities, while BHG MC Services, LLC establishes the reserve for loan losses, provides software, regulatory compliance, and other services for the portfolio. The Company receives the benefit of branding from having its name on credit cards issued, and is able to market credit card holders for its loan products.

The Company partners with Pinnacle Bank, one of the Company's stockholders, to facilitate loan originations as part of the Company's AF portfolio. The Company purchases loans funded by Pinnacle Bank, which are included in loans held for sale at time of purchase. The Company purchased $169.4 million and $108.7 million of commercial loans and $467.4 million and $329.5 million of consumer loans for the years ending September 30, 2021 and 2020, respectively. The Company transfers loans to Pinnacle Bank that do not meet the requirements of sale treatment (see Note 7). Loans transferred to Pinnacle Bank that do not meet the requirements of sale treatment are $270.6 million and $50.2 million, as of September 30, 2021 and 2020, respectively, and are included in loans, net of allowance, on the consolidated balance sheet. The Company has cash on deposit at Pinnacle Bank of $305.4 million and $147.2 million as of September 30, 2021 and 2020, respectively, of which $11.2 million and $2.3 million was restricted. Also, the Company had a revolving line of credit with Pinnacle Bank which was terminated in June 2021, as disclosed in Note 8.

The Company engages Capital Collections Management, LLC ("CCM"), a nationally licensed collection agency, to collect on delinquent accounts. These accounts include all consumer borrowings, and any commercial borrowings that were originated by a third-party or are greater than 60 days past due. The fee paid is at, or below market rate and contingent on successful collection of payments from delinquent borrowers. The majority of CCM is owned by a member of the Company's Board of Directors. The expense amounted to $9.4 million and $7.4 million for the years ended September 30, 2021 and 2020, respectively, and has been included in professional services on the consolidated statements of income.

The Company pays two related parties for business travel and flight expenses. The entities are owned by members of the Company's Board of Directors. The expense amounted to $1.7 million and $1.3 million for the years ended September 30, 2021 and 2020, respectively.

36.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2021 and 2020

NOTE 11 – FAIR VALUE

The Company used the following method and significant assumptions to estimate fair value:

Interest rate swap derivative: The fair value of the Company's interest rate swap is obtained from a third-party pricing service and is determined using a discounted cash flow analysis of the derivative. The pricing analysis is based on observable inputs for the contractual terms of the derivative, including the period to maturity and interest rate curves (Level 2 inputs).

The Company's consolidated financial statements include assets and liabilities that are measured based on their estimated fair values. Refer to Note 1- Description of Business, Presentation and Summary of Significant Accounting Policies for information on the fair value hierarchy, valuation methodologies, and key inputs used to measure financial assets and liabilities recorded at fair value, as well as methods and assumptions used to estimate fair value disclosures for financial instruments not recorded at fair value in their entirety on a recurring basis.

The following tables present the carrying amount and estimated fair value of financial instruments included in the consolidated financial statements.

Assets and liabilities measured at fair value on a recurring basis are summarized below (in thousands):

	Fair Value Measurements Using:			
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
September 30, 2021				
Financial liabilities				
Interest rate swap derivative	$ -	$ 118	$ -	$ 118
September 30, 2020				
Financial liabilities				
Interest rate swap derivative	$ -	$ 1,451	$ -	$ 1,451

There are no assets or liabilities measured on a non-recurring basis.

Fair Value of Financial Instruments: The carrying amounts and estimated fair values of financial instruments at September 30, 2021 and 2020, are as follows (in thousands):

	Carrying Amount	Fair Value Measurements at September 30, 2021 Using: Level 1	Level 2	Level 3	Total
Financial assets:					
Cash and cash equivalents	$ 466,619	$ 466,619	$ -	$ -	$ 466,619
Loans, net	1,662,371	-	-	1,746,796	1,746,796
Loans held for sale	164,719	-	224,305	-	224,305
Accounts receivable	20,912	20,912	-	-	20,912
Financial liabilities:					
Secured borrowings	$ 1,458,192	$ -	$ 1,448,520	$ -	$ 1,448,520
Notes payable	275,476	-	274,903	-	274,903

37.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2021 and 2020

NOTE 11 – FAIR VALUE (Continued)

	Carrying Amount	Fair Value Measurements at September 30, 2020 Using: Level 1	Level 2	Level 3	Total
Financial assets:					
Cash and cash equivalents	$ 279,562	$ 279,562	$ -	$ -	$ 279,562
Loans, net	684,658	-	-	716,087	716,087
Loans held for sale	211,421	-	252,522	-	252,522
Accounts receivable	8,165	8,165	-	-	8,165
Financial liabilities:					
Secured borrowings	$ 621,779	$ -	$ 616,969	$ -	$ 616,969
Notes payable	21,308	-	21,264	-	21,264

The methods and assumptions, not previously presented, used to estimate fair values are described as follows:

Cash and cash equivalents: The carrying amounts of cash and short-term instruments approximate fair values.

Loans, net: Fair values of loans are estimated as follows: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality impaired loans are valued at the lower of cost or fair value as described previously.

Loans held for sale: The fair value of loans held for sale is estimated based upon binding contracts and quotes from third party investors. These are considered Level 2 inputs.

Accounts receivable: The fair values of accounts receivable approximates the carrying value as all receivables are short term in nature and deemed to be fully collectible.

Secured borrowings: The fair values of the secured borrowings are estimated using either discounted cash flow analyses based on the contractual cash flows of the secured borrowing or current borrowing rates for similar types of borrowing arrangements, depending on the type of secured borrowing agreement.

Notes payable: The fair values of the Company's notes payable are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements.

38.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2021 and 2020

NOTE 12 – POSTRETIREMENT PLANS

401(k) Plan: The Company sponsors a 401(k) benefit plan (the "Plan"). The Plan allows employee contributions up to the annual IRS limit. Effective January 1, 2020, the Plan was amended to provide a matching contribution on behalf of each participant in an amount equal to 100% of the participant contribution, up to 6% of their compensation. Prior to January 1, 2020, the Company made a Safe Harbor contribution of 3% of employee compensation for all eligible employees, and electively made a profit-sharing contribution of varying amounts on an annual basis. Expenses for years ended September 30, 2021 and 2020 were $2.7 million and $2.2 million, respectively.

Simplified Employee Pension ("SEP") Plan: A qualified SEP is a defined benefit plan and is available to eligible employees. The Company terminated the SEP effective December 31, 2019. All outstanding plan liabilities were settled in cash payments to the participants during the year ended September 30, 2021. There were no expenses incurred for this plan for the years ended September 30, 2021 and 2020.

NOTE 13 – REVENUE FROM CONTRACTS WITH CUSTOMERS

Under ASC 606, an entity is required to recognize revenue for the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASC 606 also requires disclosure of sufficient information to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers, as well as qualitative and quantitative disclosure related to contracts with certain customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract.

In accordance with ASC 606, revenue is recognized when a customer obtains control of promised services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these services. The Company applies the following five steps to properly recognize revenue:

1. Identify the contract with a customer
2. Identify the performance obligations in the contract
3. Determine the transaction price
4. Allocate the transaction price to performance obligations in the contract
5. Recognize revenue when (or as) the Company satisfies a performance obligation

The Company's only in-scope revenue stream that is subject to the accounting standard is commission income on referrals, which is included in other income on the consolidated statements of income. For the years ended September 30, 2021 and 2020 commission income on referrals totaled $1.8 million and $1.7 million, respectively.

39.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2021 and 2020

NOTE 14 - DERIVATIVE

The Company utilizes an interest rate swap agreement as part of its asset liability management strategy to help manage its interest rate risk position. The notional amount of the interest rate swap does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreement.

Cash Flow Hedge: An interest rate swap with a notional amount of $21.1 million and $21.7 million as of September 30, 2021 and 2020, was designated as a cash flow hedge of a mortgage note payable (as disclosed in Note 8) and was determined to be effective during the period presented. The Company expects the hedge to remain effective during the remaining term of the swap.

The following table provides a summary of the Company's cash flow hedge relationship as of September 30, 2021 (dollars in thousands):

Liability derivatives	Balance Sheet Location	Weighted Average Remaining Maturity (in Years)	Weighted Average Pay Rate	Receive Rate	Notional Amount	Estimated Fair Value
Interest rate swap-borrowing	Accrued expenses and other liabilities	8	3.47%	USD-LIBOR BBA 1M+214	$ 21,097	$ (118)

The amount of gain (loss) from the Company's cash flow hedge relationship recorded on the statement of comprehensive income during the years ended September 30, 2021 and 2020 was as follows (in thousands):

	2021	2020
Liability derivatives:		
Interest rate swap-borrowing	$ 1,333	$ (1,451)

NOTE 15 – SUBSEQUENT EVENTS

Effective December 16, 2021, the Company amended the existing $350 million revolving line of credit, as disclosed in Note 8. The line was amended to increase the borrowing limit to $525 million.

The Company established an unsecured revolving line of credit with a financial institution on December 17, 2021, in the amount of $50 million. This line of credit will mature on December 17, 2024.

Effective December 22, 2021, the Company purchased the assets of BHG MC Services, LLC, a related party, as disclosed in Note 10, for $25 million.

40.